EXHIBIT 10.2

AMENDMENT TO STOCK OPTION AWARD AGREEMENTS

This Amendment to Stock Option Award Agreements (this “Amendment”), dated as of May 6, 2015, amends the terms and conditions of those certain Nonqualified Stock Option Agreements, dated as of January 22, 2010 (the “2010 Agreement”), January 21, 2011 (the “2011 Agreement”), January 9, 2012 (the “2012 Agreement”), January 11, 2013 (the “2013 Agreement”), and January 13, 2014 (the “2014 Agreement” and, collectively, the “Agreements”), by and between Interactive Intelligence Group, Inc., an Indiana corporation and the successor corporation to Interactive Intelligence, Inc. (the “Company”), and Stephen R. Head, an employee of the Company (“Grantee”), governing the terms of stock options granted by the Company to Grantee under the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as amended (the “2006 Plan”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the 2006 Plan and the Agreements.

RECITALS

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors is authorized under Section 3(c)(vi) of the 2006 Plan to amend, without Grantee’s consent, the terms of any outstanding award granted under the 2006 Plan in the event of Grantee’s termination of service if such amendment does not adversely affect Grantee’s rights under the outstanding award and does not otherwise violate any applicable law or provision of the 2006 Plan.

WHEREAS, the Agreements provide that upon termination by the Company of Grantee’s service without Cause, or upon his voluntary termination of service for a reason other than death or Disability, or upon his Retirement, he may exercise his outstanding options to the extent he was entitled to exercise such options at the date of termination, but only within the one month period immediately following the day Grantee ceases to be an employee of the Company, and in no event after the date the options expire in accordance with their terms.

WHEREAS, on May 6, 2015, in recognition of Mr. Head’s service to the Company and as an inducement to Mr. Head to fulfill his commitment to continue to serve in his positions as Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer until at least such date as a suitable replacement to serve as the Company’s Chief Financial Officer has been hired by the Company, the Committee approved an amendment to certain of the Agreements (1) to provide for pro rata vesting for the current tranche of each of Mr. Head’s outstanding stock option awards, and (2) to extend the post-termination exercise period from one month to the date the options expire in accordance with their terms, each in connection with an “Eligible Separation” (as defined below).

AMENDMENT

1.	Pro Rata Vesting Upon Eligible Separation.
A.	The second paragraph of each of the 2012 Agreement and the 2013 Agreement is hereby amended and restated in its entirety to read as follows:

“Vesting of Option.  Subject to the terms of the Plan and this Agreement, including paragraph 5 below, this Option shall become exercisable as to ¼ of the Shares on a cumulative basis, on each of the first, second, third and fourth anniversaries of the Grant Date; provided, however, that if the Grantee’s employment terminates due to an Eligible Separation, a pro rata portion of the Shares shall vest and become exercisable upon such Eligible Separation, determined by multiplying the number of Shares that are scheduled to become vested on the vesting date immediately following the date of such Eligible Separation by a fraction, the numerator of which is the number of days in which the Grantee was employed by the Company for the period commencing on the vesting date immediately preceding the date of such Eligible Separation and continuing through the date of such Eligible Separation, and the denominator of which is 365.

For purposes of this Agreement, “Eligible Separation” means the termination of employment or service of a Grantee who is age 55 or older with at least ten years of Recognized Service with the Company, other than by reason of death or Cause.

For purposes of this Agreement, “Recognized Service” shall include only employment or service since the Grantee’s most recent date of hire by, or commencement of service with, the Company and shall not include employment or service with a company acquired by the Company before the date of such acquisition.”

B.	Section 4 of the 2014 Agreement is hereby amended and restated in its entirety to read as follows:

“4.Vesting of Options.  Subject to the terms of the Plan and this Agreement, including paragraph 5 below, this Option shall become exercisable as to ¼ of the Shares on a cumulative basis, on each of the first, second, third and fourth anniversaries of the Grant Date; provided, however, that if the Grantee’s employment terminates due to an Eligible Separation, a pro rata portion of the Shares shall vest and become exercisable upon such Eligible Separation, determined by multiplying the number of Shares that are scheduled to become vested on the vesting date immediately following the date of such Eligible Separation by a fraction, the numerator of which is the number of days in which the Grantee was employed by the Company for the period commencing on the vesting date immediately preceding the date of such Eligible Separation and continuing through the date of such Eligible Separation, and the denominator of which is 365.”

2.	Post-Termination Exercise Period Extension Upon Eligible Separation.
A.	Section 4(c) of each of the 2010 Agreement, the 2011 Agreement, the 2012 Agreement and the 2013 Agreement is hereby amended and restated in its entirety to read as follows:

“(c)Upon termination by the Company of the Grantee’s employment or service without Cause, or upon termination of employment or service by the Grantee for a reason other than death, Disability or an Eligible Separation, or upon the Grantee’s Retirement, the Grantee may exercise this Option to the extent that the Grantee was entitled to exercise this Option at the date of termination, but only within the one (1) month period immediately following the Grantee’s termination, and in no event after the date this Option expires in accordance with its terms.”

B.	Each of the 2010 Agreement and the 2011 Agreement is hereby amended to add a new Section 4(d) as follows:

“(d) If the Grantee’s employment by, or service to, the Company is terminated and such termination constitutes an Eligible Separation, then the Grantee may, at any time prior to the original expiration date set forth above, exercise this Option to the extent the Grantee was entitled to exercise this Option on the date of his Eligible Separation.

For purposes of this Agreement, “Eligible Separation” means the termination of employment or service of a Grantee who is age 55 or older with at least ten years of Recognized Service with the Company, other than by reason of death or Cause.

For purposes of this Agreement, “Recognized Service” shall include only employment or service since the Grantee’s most recent date of hire by, or commencement of service with, the Company and shall not include employment or service with a company acquired by the Company before the date of such acquisition.”

C.	Each of the 2012 Agreement and the 2013 Agreement is hereby amended to add a new Section 4(d) as follows:

“(d) If the Grantee’s employment by, or service to, the Company is terminated and such termination constitutes an Eligible Separation, then the Grantee may, at any time prior to the original expiration date set forth above, exercise this Option to the extent the Grantee was entitled to exercise this Option on the date of his Eligible Separation.”

2. Miscellaneous. The Company agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Amendment.  Notwithstanding anything to the contrary stated in the Agreements, in the event of any conflict between the provisions of this Amendment and the provisions of the Agreements, the provisions of this Amendment shall control.  This Amendment amends the Agreements to the extent provided herein only and all other provisions of the Agreements shall remain in full force and effect.  This Amendment and all rights and obligations under this Amendment will be construed in accordance with the 2006 Plan, and governed by the laws of the State of Indiana, without regard to such state’s conflict of law provisions.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto duly authorized as of the date referred to above.

INTERACTIVE INTELLIGENCE GROUP, INC.

By:/s/ Donald E. Brown
Name:  Donald E. Brown
Its:President and Chief Executive Officer